EXHIBIT 4.18
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                            DATED 30TH NOVEMBER, 2004



                ASIA SATELLITE TELECOMMUNICATIONS COMPANY LIMITED


                                       AND


                             MACAU CABLE TV, LIMITED


                                       AND


                     PACIFIC SATELLITE INTERNATIONAL LIMITED




                 _______________________________________________

                             SHAREHOLDERS AGREEMENT

                     RELATING TO SKYWAVE TV COMPANY LIMITED

                 _______________________________________________





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                                TABLE OF CONTENTS


1.    INTERPRETATION...........................................................2

2.    BUSINESS OF THE COMPANY/SHAREHOLDER CONTRIBUTIONS........................3

3.    CORPORATE GOVERNANCE.....................................................6

4.    MAJOR ISSUES.............................................................7

5.    PROMOTION OF THE COMPANY'S BUSINESS.....................................10

6.    CONFIDENTIALITY.........................................................10

7.    SHARE TRANSFERS.........................................................11

8.    FINANCING...............................................................14

9.    INITIAL PUBLIC OFFERING.................................................16

10.   TERMINATION AND FIRST RIGHT OF REFUSAL..................................16

11.   GENERAL.................................................................17

12.   REPRESENTATIONS AND WARRANTIES..........................................19

13.   ANNOUNCEMENTS...........................................................20

14.   NOTICES AND MISCELLANEOUS...............................................20

15.   LAW AND SETTLEMENT OF DISPUTE...........................................22

16.   EXHIBIT A - DEED OF ADHERENCE


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THIS AGREEMENT is made this 30th day of November, 2004

BETWEEN:

(1) ASIA SATELLITE TELECOMMUNICATIONS COMPANY LIMITED ("AsiaSat"), a company incorporated in Hong Kong having a place of business at 23rd Floor, East Exchange Tower, 38 Leighton Road, Causeway Bay, Hong Kong, telephone number (852) 2500 0888, facsimile number (852) 2576 4111;

(2) MACAU CABLE TV, LIMITED ("MCTV"), a company with its principal office at Alameda Dr. Carlos D' Assumpcao N411-417, Edificio Dynasty Plaza, 21 Andar, Macau, telephone number (853) 781812, facsimile number (853) 781821; and

(3) PACIFIC SATELLITE INTERNATIONAL LIMITED ("PSIL"), a company incorporated in the Hong Kong SAR ("HONG KONG") with its registered office at Room 1101, China Merchants Tower, Shun Tak Centre, 168 Connaught Road Central, Hong Kong.

Each of AsiaSat, MCTV and PSIL is herein sometimes referred to as "Party", and collectively as the "Parties" or the "Shareholders".

WHEREAS:

A. Skywave TV Company Limited (previously known as "Auspicious City Limited") (the "Company") was incorporated in Hong Kong on 20th August, 2003, for the purpose of providing television programming and broadband multimedia services.

B. The authorized share capital of the Company is HK$50,000,000 divided into 5,000,000 shares of HK$10 each ("Shares") of which 3,000,000 have been issued and are registered in the names of, and beneficially owned by, the following persons:

         AsiaSat           2,400,000 Shares
         MCTV                300,000 Shares
         PSIL                300,000 Shares
         TOTAL             3,000,000 Shares


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C.       The Shareholders desire to enter into this Shareholders Agreement (the
         "Agreement") for the purpose of regulating their rights and obligations in relation to the Company, including certain matters relating to the contribution of each Shareholder to the Company, the transfer of Shares, and the management and operation of the Company.

NOW IT IS HEREBY AGREED as follows:

1.       INTERPRETATION

1.1      In this Agreement, unless the context otherwise requires:

         "ASSOCIATE" means in relation to any person, a person controlling, controlled by or under common control with such person. For purposes of this Agreement, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

         "BOARD" means the board of directors of the Company or those Directors present at a duly convened meeting of the Directors at which a quorum is present;

         "DIRECTOR" means a director of the Company;

         "HK$" means Hong Kong dollars, the lawful currency of Hong Kong;

         "HOLDING COMPANY" and "SUBSIDIARY" have the meanings respectively given to those terms by the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

         "HONG KONG" means the Hong Kong Special Administrative Region of the People's Republic of China";

         "MONTHLY PROJECTIONS" has the meaning given in Clause 3.10(b);

         "OPERATING CAPITAL" means cash available from operations, as set out in the Monthly Projections;



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         "PERSON" means any natural person, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust, unincorporated association, governmental body or other legal entity;

         "PRO RATA AMOUNT" means, with respect of any of the Shareholders hereto, the ratio of (a) the total number of issued Shares held by a Shareholder to (b) the total number of issued Shares held by all Shareholders;

         "RELATED PARTY TRANSACTION" means any transaction between the Company on the one hand and any of the Parties hereto, any Director or any Shareholder or any of his or its associates on the other hand; and

         "SHAREHOLDER(S)" means holder(s) for the time being of Share(s).

1.2 In this Agreement, references to Clauses are to clauses of this Agreement and references to a sub-clause are, unless otherwise stated, references to a sub-clause of the Clause in which the reference appears.

1.3 Clause headings are inserted for convenience only and shall be ignored in construing the terms of this Agreement.

2.       BUSINESS OF THE COMPANY/SHAREHOLDER CONTRIBUTIONS

2.1      (a)      The business of the Company shall be the provision of
                  television programming and broadband multimedia services, and to engage in such other business or activities or make such other investments as may be approved by the Board from time to time.

         (b) The business of the Company is authorised by the Non-Domestic Television Programme Licence (the "Licence") issued by the Broadcasting Authority of Hong Kong ("Authority"). The Parties agree to do all things necessary to procure that the Company comply with the terms and conditions of the Licence.

2.2 The Parties shall comply with the provisions of this Agreement in relation to their investment in the Company and in transacting business with the Company and shall


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         exercise their respective rights and powers in accordance with and so as to give effect to this Agreement.

2.3      (a)      AsiaSat shall make the following contributions to the Company:

                  Cash of [          ] for working capital and the purchase of
                  equipment as well as software upgrades by the Company that is required to upgrade or to be added to the current systems of MCTV in order to operate the business of the Company.

         (b)      MCTV shall make the following contributions to the Company:

                  (i) Services to be provided in accordance with an Outsource Agreement between MCTV and the Company dated 30th November 2004 for the operation of the
                           business of the Company at the value of [         ].

                  (ii) The continuous use of MCTV's licence and MCTV's participation in the business of the Company at the
                           value of [       ] during the term of this Agreement.

         (c)      PSIL shall make the following contributions to the Company:

                  (i) Equipment and services to be provided in accordance with an Outsource Agreement between PSIL and the Company dated 30th November 2004 for the operation of
                           the business of the Company at the value of [      ].

                  (ii)     Purchase and hold a safety stock of [       ] sets of
                           customer premises equipment at the value of [ ], provided that if such safety stock is no longer required as determined by the Company based on the equipment being readily available in the market, PSIL
                           shall make a cash contribution of [       ] within
                           30 days of the Company's determination.

2.4 All intellectual property and other non-tangible property provided by the Shareholders for use by the Company shall remain the property of the Shareholders. All


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         intellectual property and other non-tangible property developed by the
         Company shall be owned by the Company. Any Shareholder providing intellectual property for use by the Company shall, if required for the benefit of the Company's business, execute any agreements or documents and provide any information necessary to allow the Company to use such intellectual property.

2.5 If a Shareholder (the "Defaulting Shareholder") fails materially to make its respective contributions required under Clause 2.3 (including the circumstances where such failure is due to the termination of the relevant Outsource Agreement pursuant to its terms) and does not remedy such failure within 30 days after being notified by the Company of such failure, the Shareholders other than the Defaulting Shareholder (the "Non-Defaulting Shareholders") (or if the Non-Defaulting Shareholders fail to reach an agreement, the Non-Defaulting Shareholder who owns the larger number of issued Shares as at such time) shall have the right to elect (by notice in writing) either one of the following options :

         (a) requiring the Defaulting Shareholder to transfer to the Company that number of Shares equal to the quotient obtained by dividing the value of the contribution that has not been made by HK$10 (the "Unpaid Shares") at the total consideration of HK$1.00. Any fraction obtained in such calculation exceeding 0.5 shall be rounded up to one Share and any fraction of 0.5 or less shall be rounded down by one Share. The Defaulting Shareholder shall execute any documents necessary including, but not limited to, instruments of transfer and bought and sold notes to effect the transfer of Shares to the Company; or

         (b) requiring the Defaulting Shareholder to transfer to each of the Non-Defaulting Shareholders the "Adjusted pro Rata Amount" (with respect to such Defaulting Shareholder) of the number of the Unpaid Shares at the total consideration of HK$1.00. Any fraction obtained in such calculation exceeding 0.5 shall be rounded up to one Share and any fraction of 0.5 or less shall be rounded down by one Share. "Adjusted Pro Rata Amount" in this paragraph means the ratio of the (i) total number of issued Shares held by a Non-Defaulting Shareholder to (ii) the total number of issued Shares held by all Shareholders after deduction of the number of the Unpaid Shares. The Defaulting Shareholder shall execute any documents necessary including,


2.6      [               ]


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                  but not limited to, instruments of transfer and bought and sold notes to effect the transfer of Shares to the Non-Defaulting Shareholders.

3.       CORPORATE GOVERNANCE

3.1 Initially, AsiaSat shall nominate four Directors, MCTV and PSIL shall each nominate one Director. The Chairman of the Board shall be elected by the largest Shareholder of the Company, and the Chairman shall have the casting vote.

3.2 Each Party hereto shall have the right to nominate one Director for every 10% Shares held, and for every 10% shares held, one vote can be cast. Therefore, if a Party holds 10% of the Shares of the Company, such Party may nominate only one Director who has the right to cast one vote.

3.3 Any Party hereto exercising such rights of nomination, shall give written notice to the Company and to the other Parties together with a copy of a written consent to act signed by each nominated Director. As soon as reasonably practical thereafter, but in any event not later than 14 days after such written notice is given, all Parties hereto shall take all such action as may be necessary to cause the individual so nominated to be appointed as a Director in accordance with the memorandum and articles of association of the Company.

3.4 Any Party hereto exercising the right to remove any Director previously nominated by him or them shall give written notice to the Company and to the other Parties and shall forthwith cause such Director to deliver to the Company a letter of resignation with immediate effect.

3.5 In the event that the percentage of the total issued Shares held by any of the Parties hereto falls below the relevant threshold referred to in Clause 3.2, such Party shall forthwith cause the relevant Director(s) previously nominated by him or them to deliver to the Company letter(s) of resignation with immediate effect.

3.6 Each Party hereto shall indemnify the other Parties and the Company in respect of any claim (other than any claim relating to such person's employment or for services provided to the Company) by any Director nominated by it in respect of such Director's removal or resignation for whatsoever reason.

3.7 The quorum for all meetings of the Board shall be any four Directors. A quorum must be present at the beginning of and throughout each meeting.


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3.8      The Company shall allow each of the Shareholders and its authorised representatives the right during normal business hours to inspect its books and accounting records, to make extracts and copies therefrom at its own expense and to have full access to all of the Company's property and assets.

3.9 The Shareholders shall procure that the Company keep proper, complete and accurate books of account in accordance with Hong Kong generally accepted accounting principles and shall have its accounts audited annually in accordance with such standards by a reputable firm of international accountants appointed by the Board.

3.10     The Parties hereto further agree:

         (a)      that the financial year ended of the Company shall be 31st
                  December;

         (b) that the Company shall provide to each Shareholder within (i) three months after the end of each financial year, the annual audited consolidated financial statements of the Company for such financial year, (ii) 45 days after the end of each quarter, quarterly unaudited consolidated financial statements of the Company for such quarter, and (iii) 15 days after the end of each month, (x) monthly unaudited consolidated financial statements of the Company for such month and the portion of the financial year through the end of such month, including a balance sheet and statements of income and cash flows for such month, setting forth a comparison with the Company's operating budget and an explanation of material differences between actual results and the budgeted amounts, if any, and (y) projections ("Monthly Projections") for the following 45-day period of Operating Capital and outstanding liabilities payable during that 45-day period.

3.11 The Shareholders shall procure that the Company prepare annual operating and capital budgets and business plans for the Company, which shall be submitted to all Directors not less than one month prior to the commencement of each financial year for Board approval.

4.       MAJOR ISSUES

4.1      While this Agreement remains in force, the Parties shall procure that,
         except as agreed by the beneficial owners of not less than [         ]
         of the total issued Shares:


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         (a)      no material change shall be made in the business of the
                  Company;

         (b) no change shall be made in the authorized or issued share capital (or equivalent capital structure) of the Company (excluding a reduction in share capital) and, without limitation to the foregoing, no new Shares or other securities (including any which are convertible or exchangeable for, or carry rights of subscription for, new Shares) in the capital of the Company, options in respect of the same or any other rights similar or relating thereto, shall be issued or granted to any third party;

         (c) no person shall be appointed as a director of any subsidiary of the Company or removed from such office provided that nothing in this paragraph (e) shall prevent any such person from resigning from such office or becoming disqualified from serving as a director pursuant to the relevant entity's articles of association (or equivalent);

         (d)      the Company shall not:

                  (i) acquire, whether by way of formation or otherwise, any subsidiary nor effect or permit the disposal or dilution of its interest, directly or indirectly, in any subsidiary;

                  (ii) sell, transfer, lease, license, or in any way dispose of, all or any part of its business, undertaking and/or assets, whether by a single transaction or series of transactions, related or not (such transaction may require the transfer of Shares of any one or all of the Parties);

                  (iii) acquire any share or loan capital of, or any other interest in, any body corporate or enter into any partnership or profit sharing arrangement with any person;

                  (iv) acquire any land or any interest therein provided that, for the avoidance of doubt, any tenancy arrangements entered into by any such entity in relation to premises required for business which do not involve the payment of any premium or similar amount shall not constitute the acquisition of land or any interest therein;

                  (v) consolidate or amalgamate with any other company, association, partnership or entity;


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                  (vi)     borrow any sums from any of the Parties hereto or any
                           third party;

                  (vii) make any loan or advance or otherwise give credit to any person, firm or body corporate except for the purpose of making deposits with its bankers;

                  (viii) give any guarantee, bond or indemnity in respect of, or to secure the liabilities or obligations of, any person, firm or body corporate;

                  (ix) create or issue any debenture, mortgage, charge or other security over its assets;

                  (x) introduce any executive or employee stock or share option scheme of any nature;

                  (xi) save in accordance with rules or regulations approved by the Board, employ, or terminate the employment of, any senior or key employee;

                  (xii)    change its auditors; or

                  (xiii) declare, make or pay dividend or other distribution to its shareholders.

4.2 The following matters require agreement by the beneficial owners of not less than three fourths of the total issued Shares :

         (a) amendment to the memorandum or articles of association (or equivalent constitutive documents) of the Company;

         (b)      reduction in the share capital of the Company;

         (c) resolution for the winding up of the Company (unless it shall have become insolvent) nor shall any of the Parties hereto present, or cause to be presented, any petition for the winding up of the Company.

4.3 All matters other than those set out in Clauses 4.1 and 4.2 shall be decided by the Board by way of simple majority, but subject to relevant laws and regulations of which may reserve to the Shareholders the power to consider and, if thought fit, pass certain resolutions to the exclusion of the directors.


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4.4      It is agreed by the Parties hereto that no Related Party Transaction shall take place during the term of this Agreement except with the prior agreement in writing of the Parties hereto.

5.       PROMOTION OF THE COMPANY'S BUSINESS

5.1 Each Party hereto covenants with the other to use its best endeavours to promote and develop the business of the Company.

5.2 Each Party hereto covenants with the other that it shall not on its own behalf or on behalf of, or in association with, any third party or in any capacity whatsoever, entice or seek to entice away from the Company any director or other officer or any employee of the Company whether or not any such person would thereby commit a breach of his or her contract of service or employment.

5.3 The restrictions contained in Clause 5.2 shall have full effect and be enforceable for as long as such Party is the beneficial owner of any Shares and for the period of two years after it ceases to own any Shares, whatever the reason for such cessation of ownership.

5.4 The restrictions contained in Clauses 5.2 and 5.3 are considered reasonable by the Parties hereto, but, in the event that any such restriction shall be found to be void but would be valid if some part or parts thereof were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

5.5 Each Shareholder will use reasonable efforts to provide business contacts for the Company in carrying out the Company's business.

6.       CONFIDENTIALITY

6.1 Each Party hereto shall at all times, both before and after termination of this Agreement, keep confidential any information which it may acquire or may already have acquired prior to the date of this Agreement in relation to the Company or its business, customers, clients or other affairs and shall not use such information or disclose the same to any third party except with the prior written consent of the other Parties hereto and of the Company or in accordance with the order of a court of competent jurisdiction, applicable rules and regulations.


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6.2      Each Party hereto shall procure that the Company shall use all reasonable endeavours to ensure that its Directors, officers and employees shall observe a similar duty of confidentiality.

6.3 The obligations of the Parties contained in Clause 6.1 shall continue without limit in point of time but shall cease to apply to any information coming into the public domain otherwise than by breach of any such Party of its obligations therein contained.

7.       SHARE TRANSFERS

7.1 Save as provided in the remaining sub-clauses of this Clause, none of the Parties hereto shall be entitled during the term of this Agreement to sell, transfer, charge, pledge, encumber, grant options over or otherwise dispose of any Shares ("Transfer") now owned or hereafter acquired by such Party or of any beneficial interest therein.

7.2 Notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this Clause 7 unless :

         (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence substantially in the form attached hereto as Exhibit A;

         (b) the Transfer complies in all respects with the other applicable provisions of this Agreement; and

         (c) the Transfer complies in all respects with applicable securities laws.

         If requested by the Company in its reasonable discretion, an opinion of counsel to such transferring Shareholder shall be supplied to the Company, at such transferring Shareholder's expense, to the effect that such Transfer complies with applicable securities laws.

7.3      The following Transfers are permitted :

         (a) any sale of common shares of the Company on the public market in connection with or following an initial public offering and listing of such common shares;


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         (b)      any Transfer by a Shareholder which is approved by the
                  beneficial owners of not less than [         ] of the total
                  issued Shares; and

         (c) any Transfer required as consideration for any one of the transactions listed in Clause 4.1(d)(ii).

7.4 If at any time any Shareholder receives a bona fide offer from a third party (other than a proposed transfer permitted under Clause 7.3)(the "Third Party Offeror") to buy for cash (a "Third Party Offer") any or all of such Shareholder's Shares (the "Offered Shares") and such Shareholder desires to accept the Third Party Offer, such Shareholder (the "Selling Shareholder") shall, subject to the consent of the beneficial owners of not less than two thirds of the total issued Shares : (a) (i) make an offer (the "Right of First Refusal") to sell the Offered Shares to each other Shareholder (the "Rightholder") and
         (ii) make an offer to allow such Rightholder to participate in any sale of the Shares included in the Offered Shares (the "Tag Along Right") to the Third Party Offeror, in accordance with the procedures set forth below (such Right of First Refusal and Tag Along Right shall be upon the same terms and conditions as the Third Party Offer); or (b) directly accept the Third Party Offer and sell to the Third Party Offeror the Offered Shares.

7.5      If Clause 7.4(a) applies :

         (a) The Selling Shareholder shall send written notice of the Right of First Refusal and the Tag Along Right (the "Notice") to each Rightholder, which shall state (i) the number of Offered Shares and the proposed purchase price per Share, (ii) other terms and conditions of the Third Party Offer and (iii) the name of the Third Party Offeror. The Notice shall include a copy of all writings between the Third Party Offeror and the Selling Shareholder necessary to establish the terms of the Third Party Offer.

         (b) The Notice shall not be effective unless all of the following conditions are met:

                  (i) the Third Party Offeror shall have delivered to the Selling Shareholder a letter, signed by the Third Party Offeror, confirming its offer to effect the proposed transaction on the terms stated in the Third Party Offer;


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                  (ii)     the Third Party Offer shall not be subject to any
                           conditions, except that it may be conditioned upon the truth as of the closing of the proposed purchase of customary representations and warranties and the delivery of a customary legal opinion;

                  (iii) the Third Party Offer shall propose, with respect to the Shareholder who may exercise its Tag Along Rights, that such Shareholder's liability for breach of any representations and warranties made to the Third Party Offeror shall be limited to the net proceeds received by such Shareholder from the sale of their Shares;

                  (iv) the Third Party Offer shall propose a price ("Third Party Offer Price") payable wholly in cash; and

                  (v) the Third Party Offeror shall have furnished reasonably satisfactory evidence as to such Third Party Offeror's financial ability to consummate the proposed purchase.

         (c)      Each Rightholder shall have the right :

                  (i) to purchase all of its respective Pro Rata Amount (but not less than all) of the Offered Shares at a purchase price equal to the Third Party Offer Price and upon the terms and conditions of the Third Party Offer;

                  (ii) in the event that the Rightholder does not elect to purchase all of its respective Pro Rata Amount of the Offered Shares, to sell, upon the terms set forth in the Third Party Offer, that number of Shares held by the Rightholder determined by multiplying the number of Shares included in the Offered Shares by a fraction, the numerator of which shall be the total number of Shares held by the Rightholder and the denominator of which shall be the total number of outstanding Shares; or

                  (iii) to reject the Right of First Refusal and the Tag Along Right.

         (d) The rights of a Rightholder under Clause 7.5(c) shall be exercisable by written notice to the Selling Shareholder with a copy to the Company given within


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                  fifteen (15) days after receipt of the Notice (the "Notice
                  Period"). If the Rightholder shall fail to respond within the Notice Period to the Selling Shareholder, such failure shall be regarded as a rejection of both the Right of First Refusal and the Tag Along Right.

         (e) The closing of the purchase of Offered Shares elected to be purchased by the Rightholder under Clause 7.5(c)(i) shall be held at the principal office of the Company at 11:00 a.m. local time on the thirtieth (30th) day after the date on which the Notice Period shall have expired or at such other time and place as the parties to the transaction may agree. At such closing, the Selling Shareholder shall deliver certificates representing the Offered Shares, duly endorsed with a signature guarantee for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Shares shall be free and clear of any liens, claims, charges, options, encumbrances or rights (other than those arising hereunder) and the Selling Shareholder shall so represent and warrant, and further represent and warrant that it is the beneficial and record owner of such Offered Shares. The Shareholder purchasing Offered Shares shall deliver at the closing payment in full in immediately available funds for the Offered Shares purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

         (f) Unless all of the Offered Shares under Clause 7.5(c)(i) are purchased by the Rightholder, the Selling Shareholder may sell such portions of its Shares that can be sold under Clause 7.5(c)(ii) to the Third Party Offeror on the terms and conditions of the Third Party Offer; PROVIDED, HOWEVER, that such sale is bona fide and made within ninety (90) days of the expiration of the Notice Period. If such sale is not consummated within such 90-day period, the restrictions provided for herein shall again become effective, and no transfer of such Offered Shares may be made thereafter without again offering the same to the other Shareholder in accordance with this Agreement.

8.       FINANCING

8.1 Any decision to seek additional finance for the Company shall be made by the Board, but subject always to compliance with the provisions of Clause 4.


                                     - 14 -
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                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------


8.2      In the event that the Board resolves to issue new Shares, with the
         consent of the beneficial owners of not less than [         ] of the
         total issued Shares, each of the Parties hereto shall have the right to subscribe for its Pro Rata Amount of such new Shares and shall, in addition, have the right of over subscription for new Shares ("OVER SUBSCRIPTION RIGHT") if the other Parties elect not to subscribe fully for their Pro Rata Amount.

8.3 Each Party hereto shall be afforded the opportunity to subscribe for its Pro Rata Amount of such new Shares on the same terms and at the same price as are offered to the other Party.

8.4 Any new Shares which are not taken up by a Party who fails to exercise its right of subscription for its Pro Rata Amount of such new Shares or who, having exercised such right, fails to complete such subscription shall first be offered to each other Party who exercise its Over Subscription Right within the Issuance Notice Period (as defined in Clause 8.5) PRO RATA to the number of additional new Shares which such Party has agreed to take up above its Pro Rata Amount. Thereafter, the Company shall have the right to sell and issue all remaining new Shares pursuant to Clause 8.6.

8.5 Prior to issuing any new Shares, the Board shall give to each of the Parties written notice (the "ISSUANCE NOTICE") setting out the price and terms upon which the Company proposes to issue the same, the number of new Shares for which each Party is entitled to subscribe and a statement that each Party shall have 14 days from the date of receipt, or deemed receipt, of the Issuance Notice ("ISSUANCE NOTICE PERIOD") to accept its Pro Rata Amount of the new Shares and to exercise his Over Subscription Right by:

         (a)      giving written notice to the Company;

         (b) forwarding payment for its Pro Rata Amount of the new Shares to the Company; and

         (c) if the Over Subscription Right is exercised, forwarding payment for the additional new Shares for which it agrees to subscribe.

8.6 In the event that any Party hereto fails to exercise its right of subscription within the Issuance Notice Period, and subject to each other Party's Over Subscription Right, the Company shall have 60 days thereafter to enter into an agreement with a third party to sell the new Shares in respect of which the rights of the Parties hereto were


                                     - 15 -
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                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------


         not exercised, at a price and upon terms no more favourable to such third party than those specified in the Issuance Notice. In the event that no such agreement is entered into within such 60 day period, the Company (as the Parties hereto shall procure) shall not thereafter issue any new Shares without first offering the same to the Parties hereto in the manner provided in this Clause 8.

8.7 It is agreed that the provisions of Clauses 8.1 to 8.6 shall not apply to any issue of new Shares (a) pursuant to (i) an initial public offering made by the Company (or any new holding company); or (ii) the exercise of any options granted to directors, officers or employees of the Company in accordance with any share option scheme approved by the Board subject to Clause 4.1; or (b) if the beneficial owners of not less than two thirds of the total issued Shares agree that Clauses 8.1 to 8.6 shall not apply.

9.       INITIAL PUBLIC OFFERING

9.1 The Parties hereto agree that the Company (or any new holding company) may seek a listing of its shares either on The Stock Exchange of Hong Kong Limited (Main Board or Growth Enterprise Market), or on such other stock exchange as the beneficial owners of not less than two thirds of the total issued Shares may decide, as soon as the Company together with any subsidiaries at such time meets the financial, business and other requirements of the relevant listing rules (or equivalent regulations).

9.2 For the purpose of seeking such listing, the Parties hereto agree that the Board shall have full authority, acting for and on behalf of the Company, to take such steps as are necessary including, without limitation, the appointment of a sponsor, underwriters, receiving bankers, share registrar, reporting accountants, valuers and solicitors. Each Party hereto covenants with the other to use its best endeavours to assist the Board with such application for listing including, without limitation, surrendering any interest in any subsidiary of the Company for an interest of equal value in the Company (or any new holding company) on such terms and conditions as the Board may reasonably require.

10.      TERMINATION AND FIRST RIGHT OF REFUSAL

10.1 This Agreement shall continue in full force and effect until terminated in accordance with this Clause 10.



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                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------


10.2     This Agreement shall terminate automatically:

         (a) in relation to any Party who ceases to be the beneficial owner of any Shares provided that the provisions of Clause 5.2 shall continue to apply to each Party in accordance with the provisions of Clause 5.3; or

         (b) if any stock exchange anywhere in the world grants a listing of shares in the capital of the Company (or any new holding company); or

         (c) if an effective resolution is passed to wind up the Company or if a liquidator is otherwise appointed (except for the purpose of a bona fide reconstruction or amalgamation of the Company with the consent of the Parties hereto, such consent not to be unreasonably withheld) or if a receiver or manager is appointed over any part of the assets or undertaking of the Company; or

         (d)      at any time by written agreement of the Parties hereto; or

         (e) on such date as one of the Parties hereto or one Shareholder becomes beneficially interested in all the issued Shares.

10.3 Termination of this Agreement either in its entirety or in relation to the out going Party only shall be without prejudice to Clause 6 and any rights which any Party may have against each other Party hereto which arose prior to such termination.

10.4     [               ]

11.      GENERAL

11.1 This Agreement shall be binding upon the Parties hereto and their successors and permitted assigns provided that none of the Parties hereto shall be entitled to assign its rights or benefits under this Agreement or purport to transfer any of its duties or obligations hereunder except with the prior consent of the other Parties.

11.2 In the event of any inconsistency between the provisions of this Agreement and the memorandum and articles of association of the Company ("M&A"), the former shall prevail and the Parties hereto shall cooperate with a view to taking all necessary action to make any appropriate amendments to the M&A to reflect the provisions of this Agreement. Nothing in this Agreement shall be deemed to constitute an amendment of the M&A.

11.3 Each Party hereto shall exercise or refrain from exercising any voting rights or other powers of control so as to ensure the passing of any and every resolution necessary or desirable to procure that the affairs of the Company are conducted in accordance with

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                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------


         the provisions of this Agreement and otherwise to give full effect to the provisions of this Agreement and likewise to ensure that no resolution is passed which does not accord with such provisions.

11.4 No exercise or failure to exercise or delay in exercising any rights, power of remedy vested in any Party hereto under or pursuant to this Agreement shall constitute a waiver by that Party of that or any other right, power or remedy.

11.5 Nothing in this Agreement shall be deemed to constitute a partnership between the Parties hereto nor constitute any Party the agent of the other Parties or otherwise entitle any Party to have authority to bind the other Parties hereto for any purpose whatsoever.

11.6 This Agreement constitutes the entire Agreement between the Parties hereto in relation to the subject matter hereof and supersedes all prior agreements and understandings whether oral or written with respect thereto and no variation of this Agreement shall be effective unless reduced to writing and signed by each of the Parties hereto.

11.7 This AgrEement may be executed in any number of counterparts or duplicates each of which shall be an original but such counterparts or duplicates shall together constitute one and the same Agreement.

11.8 Time shall be of the essence for the purposes of any provision of this Agreement.

11.9 The Parties hereto agree that any right of action which the Company may have in respect of any alleged breach of any obligation owed to the Company shall be prosecuted by the Directors appointed by the Party or Parties which is or are not, or whose associate is not, alleged to be responsible for the breach. Those Directors shall have full authority on behalf of the Company to negotiate, litigate and settle any claims arising out of the alleged breach or exercise any right arising out of the alleged breach and the Parties shall take all steps within their power to give effect to the provisions of this Clause 11.9.

11.10 The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

11.11 The Company shall bear all of the fees and expenses incurred by it and the Shareholders in connection with the setting up of the Company, the preparation,

                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------


         execution and performance of this Agreement and the transactions contemplated thereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

12.      REPRESENTATIONS AND WARRANTIES

12.1 Each Party represents and warrants, severally and not jointly, to the other Party as follows :

         (a) it beneficially owns the number of Shares listed opposite its name in recital (B) of this Agreement and that it has not pledged, hypothecated or granted any security interest of any kind in such Shares to any person;

         (b) it has not granted to any person any right to purchase or otherwise acquire any interest in such Shares; and

         (c) it owns such Shares free and clear of any liens, claims, options, charges, encumbrances or third party rights.

12.2     Each Party further represents and warrants that :

         (a) it is duly organised, validly existing and in good standing under the laws of the jurisdiction of its organisation, and has all requisite corporate power and lawful authority to effectuate the transactions contemplated herein;

         (b) it has all requisite power and authority to enter into, execute and deliver the Agreement, and to incur and perform fully its obligations provided for therein, including (without limitation) the contribution to the Company of any intellectual property or other assets or services to be contributed by such Party thereunder;

         (c) the execution, delivery and performance of the Agreement by such Party, and the consummation of the transactions contemplated therein will not (a) violate any provision of such Party's articles of incorporation (or other instrument of formation) or by-laws or violate any law, rule, regulation or other requirement of any governmental body applicable to such Party;

         (d) there are no material legal actions, suits, judgments, proceedings, investigations, claims or disputes pending or, to such Party's knowledge,

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                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------


                  threatened, at law, in equity, in arbitration or before any governmental body against or affecting such Party; and

         (e) there is no fact or circumstance known to such Party which has not been disclosed to the other Party in writing which materially adversely affects, or, insofar as such Party can reasonably foresee, is expected to materially adversely affect such Party or the ability of the Party to perform its obligations under the Agreement or any other document or transaction contemplated thereby.

13.      ANNOUNCEMENTS

13.1 Each Party hereto undertakes to the other Parties that it will not make any announcement in connection with this Agreement unless the other Parties hereto shall have given their consent to such announcement.

14.      NOTICES AND MISCELLANEOUS

14.1 Each notice, demand or other communication given or made under this Agreement shall be in writing in English and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by 10 days' prior written notice specified to the other Party). Any notice, demand or other communication given or made by letter between countries shall be delivered by airmail. Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered
         (1) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (2) if sent by post within the same country, on the third day following posting, and if sent by post to another country, on the seventh day following posting; (3) if given by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

                  IF TO ASIASAT :
                  Asia Satellite Telecommunications Company Limited 23/F, East Exchange Tower,
                  38 Leighton Road, Causeway Bay,
                  Hong Kong
                  Attention:        The Chief Executive Officer
                  Facsimile No.:    (852) 2577 0044

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                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------


                  IF TO MCTV :
                  Macau Cable TV, Limited
                  Alameda Dr. Carlos D Assumpcao,
                  N(degree)411-417,
                  Edificio Dynasty Plaza, 21(degree) Andar, Macau
                  Attention:        The Executive Managing Director
                  Facsimile No.:    (853) 781821

                  IF TO PSIL :
                  Pacific Satellite International Limited
                  Room 1101, China Merchants Tower,
                  Shun Tak Centre
                  168 Connaught Road Central,
                  Hong Kong
                  Attention:        The Director
                  Facsimile No.:    (852) 2558 0406

                  IF TO THE COMPANY :
                  Skywave TV Company Limited
                  23/F, East Exchange Tower,
                  38 Leighton Road, Causeway Bay,
                  Hong Kong
                  Attention:        The Company Secretary
                  Facsimile No.:    (852) 2500 0865

14.2 No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

14.3 Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any

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                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------


         obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

14.4 This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

14.5 The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors. The rights and obligations, or any part thereof, of a Party to this Agreement may only be assigned with the express written consent of the other Party.

15.      LAW AND SETTLEMENT OF DISPUTE

15.1 The execution, validity, interpretation and performance of and resolution of disputes under this Agreement shall be governed by and construed in accordance with the officially published and publicly available laws of the Hong Kong Special Administrative Region of the PRC.

15.2 Any dispute, controversy or claim arising out of, or relating to, this Agreement, or the performance, interpretation, breach, termination or validity hereof, shall be resolved through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Parties a written request for such consultation stating specifically the nature of the dispute, controversy or claim. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be referred to, and finally resolved by, arbitration upon the request of any Party with notice to the other Parties.

15.3 The arbitration shall be conducted in Hong Kong in accordance with the rules of the Hong Kong International Arbitration Centre save as modified in this Agreement. There shall be three arbitrators. Each Shareholder shall select one arbitrator. All selections shall be made within 30 days after the selecting Party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and the Shareholders shall not be limited in their selection to any prescribed list. If any arbitrator to be appointed by the Shareholders has not been appointed and consented to participate

                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------


         within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Arbitration Center.

15.4     The arbitration proceedings shall be conducted in English.

15.5 The arbitrators shall decide any such dispute or claim strictly in accordance with the governing law specified in Clause 15.1. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

15.6 The costs and expenses of the arbitration, including without limitation the fees of the arbitration, including without limitation, the fees of translators, costs of the venue and facilities, transcript providers or live note transcribers, the fees of the arbitration tribunal, shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursements and other charges of its counsel.

15.7 Any award made by the arbitration tribunal shall be final and binding on each of the Parties that were parties to the dispute. The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the arbitration tribunal so that there shall be no appeal to any court of law for the award of the arbitration tribunal, and a Party shall not challenge or resist the enforcement action taken by any other Party in favor of which an award of the arbitration tribunal was given.

15.8 Each Party irrevocably consents to the service of process, notices or other paper in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses set forth for the giving of notices in Clause 14. Nothing contained herein shall affect the right of any Party to serve such processes, notices or other papers in any other manner permitted by applicable law.

15.9 In order to preserve its rights and remedies, any Party shall be entitled to seek preservation of property in accordance with law from any court of competent jurisdiction or from the arbitration tribunal pending the final decision or award of the arbitration tribunal.

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                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------


15.10 During the period when a dispute is being resolved, except for the matter being disputed, the Parties shall in all other respects continue their implementation of this Agreement.

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                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------




AS WITNESS the hands of the parties hereto the day and year first above written


ASIA SATELLITE TELECOMMUNICATIONS COMPANY LIMITED


/s/ Peter Jackson
----------------------------------
Authorized Representative:
Name:   Mr. Peter Jackson
Title:  Chief Executive Officer
Date:   30th November, 2004




MACAU CABLE TV, LIMITED


/s/ Antonio A.Silva Aguiar
----------------------------------
Authorized Representative:
Name:   Mr. Antonio A.Silva Aguiar
Title:  Executive Managing Director
Date:   30th November, 2004




MACAU CABLE TV, LIMITED


/s/ Filipe Santos
----------------------------------
Authorized Representative:
Name:   Mr. Filipe Santos
Title:  Director
Date:   30th November, 2004

                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------



PACIFIC SATELLITE INTERNATIONAL LIMITED


/s/ Joseph Yeung
----------------------------------
Authorized Representative:
Name:   Mr. Joseph Yeung
Title:  Director
Date:   30th November, 2004




ACKNOWLEDGED BY
SKYWAVE TV COMPANY LIMITED


/s/ William Wade
----------------------------------
Authorized Representative:
Name:   Mr. William Wade
Title:  Director
Date:   30th November, 2004

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                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------



                                    EXHIBIT A

                                DEED OF ADHERENCE


THIS DEED OF ADHERENCE is made the                    day of

BETWEEN :

(1) Skywave TV Company Limited, a company incorporated in Hong Kong (the "Company"); and

(2)      [Name of New Shareholder] (the "New Shareholder").

WHEREAS :

(A) On 30th November 2004, the Company and its Shareholders entered into a Shareholders' Agreement (the "Shareholders' Agreement") to which a form of this Deed is attached as Exhibit A.

(B)      The New Shareholder wishes to [be allotted/have transferred to
         him/her/it][      ] shares (the "Shares") in the capital of the Company
         from [                      ] (the "Old Shareholder") and in accordance
         with the Shareholders' Agreement has agreed to enter into this Deed.

(C) The Company enters this Deed on behalf of itself and as agent for all the existing Shareholders of the Company.

NOW THIS DEED WITNESSES as follows :

1.       INTERPRETATION

         In this Deed, except as the context may otherwise require, all words and expressions defined in the Shareholders' Agreement shall have the same meanings when used herein.

                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------


2.       COVENANT

         The New Shareholder hereby covenants to the Company as trustee for all other Persons who are at present or who may hereafter become bound by the Shareholders' Agreement, and to the Company itself to adhere to and be bound by all the duties, burdens and obligations of a Shareholder holding the same class of shares as the Shares imposed pursuant to the provisions of the Shareholders' Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the New Shareholder had been an original party to the Shareholders' Agreement.

3.       ENFORCEABILITY

         Each existing Shareholder and the Company shall be entitled to enforce the Shareholders' Agreement against the New Shareholder, and the New Shareholder shall be entitled to all rights and benefits of the Old Shareholder (other than those that are non-assignable) under the Shareholders' Agreement in each case as if the New Shareholder had been an original party to the Shareholders' Agreement.

4.       GOVERNING LAW

         This Deed of Adherence shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

                                                           STRICTLY CONFIDENTIAL
                                                           ---------------------




IN WITNESS WHEREOF this Deed of Adherence has been executed as a deed on the date first above written.


Skywave TV Company Limited



By:
    ----------------------------
Name:  [                     ]

Title: [                     ]




[Name of New Shareholder]




By:
    ----------------------------
Name:  [                     ]

Title: [                     ]